Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-101026 and 333-116159) pertaining to the TD Waterhouse Group, Inc. 401(k) and Profit Sharing Plan of our report dated December 21, 2007, with respect to the financial statements of the TD Waterhouse Group, Inc. 401(k) and Profit Sharing Plan included in this Annual Report (Form 11-K) for the period from January 1 to July 16, 2007.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
December 21, 2007